Exhibit 3.1
                            CERTIFICATE OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                          XSTREAM BEVERAGE GROUP, INC.

Pursuant to the provisions of Section 78.385, Domestic and Foreign Corporation Laws of the State of Nevada, the undersigned officers of the corporation certify that the corporation, by and through its directors and shareholders have adopted the following Amendment to its Articles of Incorporation

FIRST: ARTICLE IV is amended to read as follows:

                                   ARTICLE IV

         The corporation shall be authorized to issue two classes of shares of capital stock, to be designated respectively "Common Stock" and "Preferred Stock". The total number of shares of Common Stock and Preferred Stock that the Corporation shall be authorized to issue is 110 million (110,000,000) shares of which 100 million (100,000,000) shall be designated Common Stock and ten million (10,000,000) shall be designated Preferred Stock. The par value of the shares of Common Stock is One Tenth of One Cent ($0.001) per share. The par value of the shares of Preferred Stock is One Tenth of One Cent ($0.001) per share.

         The Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the state of Nevada, to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and the rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including, but not limited to, the the filing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) the redemption price or prices and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, not not below the number of shares of that series then outstanding. In case the number of shares of any series shall be decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series.

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SECOND: The designation and number of outstanding shares of each class or series entitled to vote thereon, as a class or series, at the time of adoption, represented a majority of the voting power of each class or such greater proportion of the voting power as may be required in the case of a vote of classes or series, or as may be required by the Articles of Incorporation have voted in favor of the amendment

         Executed this ______ day of May 2004.




/s/ Barry Willson
--------------------------
Barry Willson
Vice Chairman